QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.25

English Translation

ARTICLES OF ASSOCIATION
of
Huntsman Advanced Materials Verwaltungs (Deutschland) GmbH

1.     COMPANY NAME, REGISTERED OFFICE, TERM

  (1)
  The Company is a limited liability company under German law (Gesellschaft mit beschränkter Haftung) with the company name

Huntsman Advanced Materials Verwaltungs (Deutschland) GmbH.

  (2)
  The Company's registered office is in Bergkamen, Germany.

  (3)
  The term of the Articles of Association is indefinite.

2.     PURPOSE OF THE COMPANY

  (1)
  The purpose of the Company is the acquisition and management of shares in other enterprises, including the assumption of personal liability and the management of commercial enterprises, in particular the acquisition of a general partner's interest in AVANTI GmbH & Co KG (which may include in its company name a supplement such as "Spezialitätenchemie" or "Performance Polymers" or similar expressions), whose purpose is the development, manufacture, sale and distribution of chemicals, as well as the acquisition and management of shares in similar enterprises.

  (2)
  The Company may engage in all transactions suitable to directly or indirectly serve the Company's purpose.

  (3)
  The Company may establish branch offices and acquire participations in enterprises having the same or a similar purpose.

3.     SHARE CAPITAL AND Original CAPITAL CONTRIBUTION

  (1)
  The share capital of the Company amounts to

€ 25,000.00
(in words: euro twenty-five thousand).

  (2)
  AVANTI Beteiligungs-GmbH i.Gr. (company in the process of being formed), having its registered office in Bergkamen, subscribes for an original capital contribution on the share capital in the same amount.

  (3)
  The original capital contribution shall immediately be fully paid in cash.

4.     MANAGEMENT

  (1)
  The Company shall have one or more managing directors, who shall be appointed and removed by the shareholders.

  (2)
  The managing directors shall be obliged to follow the instructions given by the shareholders, in particular to comply with any rules of procedure adopted by the shareholders and to enter into transactions which the shareholders have subjected to their prior approval only with such approval.

5.     REPRESENTATION

  (1)
  The Company shall have one or several managing directors. Each managing director shall be authorised to represent the Company alone.

  (2)
  Each managing director shall be released from the restrictions imposed on him by Section 181 of the German Civil Code (Bürgerliches Gesetzbuch; "BGB").

  (3)
  With regard to the conclusion, amendment or termination of service agreements with managing directors, including the granting or modification of pension commitments, the Company shall exclusively be represented by the shareholders. However, service agreements with managing directors may also be terminated for cause (aus wichtigem Grund) by the persons having authority to represent the Company pursuant to paragraph (1).

6.     FINANCIAL YEAR, BALANCE SHEET, DISTRIBUTION OF PROFITS

  (1)
  The financial year shall be the calendar year. The first financial year is a short financial year, commencing as of the formation of the Company and ending on 31st December of the same year.

  (2)
  The managing directors shall prepare the annual financial statements, including the management report, for the respective previous financial year within the statutory periods and present them to the shareholders for adoption.

  (3)
  Any net income for the year may by shareholder resolution be distributed, allocated to the revenue reserves or carried forward as profit.

7.     PUBLICATIONS

        The publications of the Company shall exclusively be made in the Federal Bulletin (Bundesanzeiger) for the Federal Republic of Germany.

8.     FORMATION COSTS

        The Company shall bear the costs incurred in connection with the notarisation, the application for entry in the commercial register and entry in the commercial register and publication up to an amount of € 1,000 (thereof approx. € 100 notarisation costs, approx. € 60 costs of application for entry in the commercial register, approx. € 85 costs of entry in the commercial register and approx. € 360 publication costs). Any additional costs shall be borne by the shareholders.

        Notarial confirmation pursuant to Section 54 of the German Act on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschränkter Haftung; "GmbHG")

        I hereby confirm that the amended provisions of the above Articles of Association conform to the resolution on the amendment of the Articles of Association dated 26th January, 2004 and that the unamended provisions conform to the wording of the Articles of Association last filed with the commercial register.

Done at Werne on this 26th January, 2004

/s/

Signature of Notary Public

/s/

QuickLinks

ARTICLES OF ASSOCIATION of Huntsman Advanced Materials Verwaltungs (Deutschland) GmbH
Huntsman Advanced Materials Verwaltungs (Deutschland) GmbH.